EXHIBIT 107
Calculation of Filing Fee Table
S-8
(Form Type)
Qnity Electronics, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	457(a)	16,915,502(2)	$86.01(3)	$1,454,902,327	0.0001381	$200,922.01
Equity	Common stock, par value $0.01 per share	457(a)	200,000(4)	$86.01(3)	$17,202,000	0.0001381	$2,375.60
Total Offering Amounts					$1,472,104,327		$203,297.61
Total Fee Offsets							—
Net Fee Due							$203,297.61
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers (i) such additional number of shares of common stock, par value $0.01 per share (“Common Stock”), of Qnity Electronics, Inc. (the “Company”) issuable upon stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events or (ii) such reduced number of shares of Common Stock in respect of any reverse stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, in each case with respect to the shares of Common Stock being registered pursuant to this Registration Statement.
(2) Represents shares of Common Stock that may be offered or delivered pursuant to the Qnity Electronics, Inc. Equity and Incentive Plan.
(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices per share of the Common Stock on the New York Stock Exchange as reported on October 27, 2025.
(4) Represents shares of Common Stock that may be offered or delivered pursuant to the Qnity Electronics, Inc. Stock Accumulation and Deferred Compensation Plan for Directors.